As filed with the Securities and Exchange             Registration No. 33-
Commission on December 5, 1995


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            GEORGIA GULF CORPORATION
               (Exact name of issuer as specified in its charter)

        DELAWARE                                58-1563799
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

                    400 Perimeter Center Terrace, Suite 595
                            Atlanta, Georgia  30346
                    (Address of principal executive office)


                            GEORGIA GULF CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)


                                JERRY R. SATRUM
                    400 Perimeter Center Terrace, Suite 595
                            Atlanta, Georgia  30346
                                  770/395-4500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With a copy to:
                              Lisa A. Stater, Esq.
                           Jones, Day, Reavis & Pogue
                           3500 One Peachtree Center,
                           303 Peachtree Street, N.E.
                          Atlanta, Georgia  30308-3242


                        CALCULATION OF REGISTRATION  FEE

Title of securities            Amount to be   Proposed maximum     Proposed maximum    Amount of
to be registered                registered     offering price        aggregate       registration fee(2)
                               per share (1)  offering price (1)


Common Stock, $.01 par value   800,000 shares      $29.4848         $23,587,840        $8,133.74

  (1) Calculated pursuant to Rule 457(h)(1) on the basis of $29.4848 per share (representing 85% of the average of the high and low prices per share as reported by the New York Stock Exchange on November 29, 1995), which is the maximum price at which shares of Common Stock may be purchased under the Georgia Gulf Corporation Employee Stock Purchase Plan (the "Plan"), multiplied by 800,000, the maximum number of shares that may be purchased pursuant to the Plan.
  (2)Represents 1/29th of 1% of the proposed maximum aggregate offering price.

                             EXPLANATORY NOTE

  In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of shares of the Common Stock of Georgia Gulf Corporation (the "Company") under the Georgia Gulf Corporation Employee Stock Purchase Plan (the "Plan").

                         GEORGIA GULF CORPORATION

                    REGISTRATION STATEMENT ON FORM S-8

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

 The Company hereby incorporates by reference into this Registration Statement the following documents:

 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

 (b) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1994.

 (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on May 15, 1990, as amended, and the description of the related Preferred Share Purchase Rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on May 11, 1990, as amended.

 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.        Description of Securities.

 Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

 Inapplicable.

Item 6.  Indemnification of Directors and Officers.

 Article VIII of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law (the "GCL"), a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit.

 The Company's Bylaws (Article XIII) provide that the Company shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a Director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

 With respect to indemnification of officers and directors, Section 145 of the GCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. Under this provision of the GCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

 Furthermore, the GCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect or any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

 Section 145(g) of the GCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

 The Company maintains several directors and officers liability policies which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or shall be duly elected directors or officers of the Company for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, on any matter, not excluded by the terms and conditions of the policies, claimed against them solely by reason of their being directors or officers of the Company. The limit of liability under the policies is $50 million per policy year.

Item 7.  Exemption from Registration Claimed.

 Inapplicable.

Item 8.  Exhibits.

Exhibit No.    Description

 4    Georgia Gulf Corporation Employee Stock Purchase Plan

 5 Opinion of Jones, Day, Reavis & Pogue as to the legality of the securities being registered.

 23.1 Consent of Arthur Andersen LLP

 23.2 Consent of Jones, Day, Reavis & Pogue (included in the opinion filed as Exhibit 5 to the Registration Statement).

 24   Power of Attorney (included as part of signature page).

Item 9.        Undertakings.

     (a) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 5th day of December, 1995.


                        GEORGIA GULF CORPORATION



                        By: /s/ Jerry R. Satrum

                            Jerry R. Satrum
                            President and Chief Executive Officer



 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated below on the 5th day of December, 1995. Each person whose signature appears below constitutes and appoints Jerry R. Satrum and Richard B. Marchese, jointly and severally, his true and lawful attorneys-in-fact each, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



   Signature                       Title


/S/ Jerry R. Satrum                President, Chief Executive Officer and
Jerry R. Satrum                    Director
                                     (Principal Executive Officer)

/S/Richard B. Marchese             Vice President-Finance, Chief Financial
Richard B. Marchese                Officer and Treasurer
                                     (Principal Financial and Accounting
                                      Officer)

/S/ James R. Kuse                  Chairman and Director
James R. Kuse


/S/John D. Bryan                   Director
John D. Bryan


/S/Dennis M. Chorba
Dennis M. Chorba                    Director



/S/Albred C. Eckert III             Director
Alfred C. Eckert III


/S/ Robert E. Flowerree             Director
Robert E. Flowerree


/S/Holcombe T. Green, Jr.           Director
Holcombe T. Green, Jr.


/S/Edward S. Smith                  Director
Edward S. Smith

                               EXHIBIT INDEX


                                                            Sequentially
Exhibit No.                    Description                  Numbered Page

 4       Georgia Gulf Corporation Employee Stock Purchase Plan

 5       Opinion of Jones, Day, Reavis & Pogue

 23.1    Consent of Arthur Andersen LLP

 23.2    Consent of Jones, Day, Reavis & Pogue
         (contained in Exhibit 5)

 24      Power of Attorney (included as part of
         signature page)

                                                                  Exhibit 4



                         GEORGIA GULF CORPORATION

                       Employee Stock Purchase Plan


 1. The Plan. This Plan dated as of December 5, 1995 shall be known as the "Employee Stock Purchase Plan." The purpose of this Plan is to permit certain employees of Georgia Gulf Corporation and its subsidiaries (collectively at times referred to as the "Company") to obtain or increase a proprietary interest in the Company by permitting them to purchase shares of the Company's Common Stock on a discount basis.

 2. Common Stock Available Under the Plan. Subject to adjustment as provided in Section 12(a) of this Plan, the number of shares issued or transferred under the Plan shall be 800,000 shares of Common Stock, of the par value of $0.01 each. The Company shall offer such shares for subscription in the manner and on the terms hereinafter provided to those persons who are Eligible Employees on an applicable Grant Date. Shares which are subscribed for but thereafter cease to be subject to a subscription agreement hereunder shall remain available under the Plan for future subscriptions. For purposes of this Plan, "Grant Date" means the last business day of each fiscal year of the Company during which the Plan is effective. The first Grant Date under this Plan will be December 29, 1995. The purchase price per share shall be the lower of
 (i) 85% of the mean between the high and low sales prices of the Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on such Grant Date (or on the next regular business date on which shares of the Common Stock of the Company shall be traded in the event that no shares of the Common Stock shall have been traded on the Grant Date); or

 (ii) 85% of the mean between the high and low sales prices of the Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on the Exercise Date (or on the preceding regular business date on which shares of the Common Stock shall be traded in the event that no shares of the Common Stock shall have been traded on the Exercise Date). For purposes of this Plan, Exercise Date means the last business day of the fiscal year following the fiscal year that includes the Grant Date. The first Exercise Date under the Plan will be December 31, 1996.

 The purchase price per share shall be subject to adjustment in accordance with the provisions of Section 12(a). The shares of Common Stock that may be purchased under this Plan may be authorized but unissued shares, treasury shares or shares acquired on the open market.

 3. Eligible Employees. The "Eligible Employees" shall be those persons, and only those persons, who are employees of the Company on an applicable Grant Date, and whose customary employment at such Grant Date is more than 20 hours per week, with the exception of any person who immediately prior to a Grant Date would be deemed for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986 (the "Code") to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. The term "employees of the Company" in the immediately preceding sentence shall include employees of any corporation in which the Company owns, directly or indirectly, 50% or more of the combined voting power of all classes of stock and which has been designated by the Board of Directors of the Company as a corporation whose employees may participate in the Plan. Notwithstanding anything to the contrary in this Section 3, no officer of the Company subject to Section 16 of the Securities Exchange Act of 1934 who as of a Grant Date is a "highly compensated employee" within the meaning of Section 414(q) of the Code shall be eligible to participate in this Plan.

 4. Subscriptions. (a) Subscriptions pursuant to this Plan shall be evidenced by the completion and execution of subscription agreements in the form provided by the Company and the delivery thereof to the Company in the time and manner specified by the Company. Subscription agreements shall not be subject to termination or reduction after the full dollar amount of shares covered by such agreement has been withheld or paid as provided herein.

 (b) Each Eligible Employee shall (subject to the terms of this Plan) be entitled to subscribe, in the manner and on the terms herein provided, for the number of whole shares of Common Stock of the Company which can be purchased at the purchase price determined under Section 2, with equal installments of not less than $10 nor more than 15% of his periodic rate of compensation (weekly or semi-monthly, as the case may be), determined as hereinafter provided. Notwithstanding the above, in no event may an Eligible Employee subscribe for and purchase under the Plan more than 5,000 shares for any single fiscal year.

 (c) In the case of Eligible Employees who are employed by the Company on the November 1 immediately preceding an applicable Grant Date, the periodic rate of compensation (excluding any bonus or other special compensation) shall be computed on the basis of the rate of compensation in effect on the November 1 immediately preceding the applicable Grant Date. In the case of Eligible Employees who become employed by the Company after the November 1 immediately preceding an applicable Grant Date, the periodic rate of compensation (excluding any bonus or other special compensation) shall be computed on the basis of the rate of compensation in effect on the date of hire.

 (d) In the event that upon the termination of the subscription period for any fiscal year under this Plan the aggregate number of shares subscribed for pursuant to this Plan shall exceed the shares then available under this Plan, then all subscriptions for such year shall be reduced proportionately, but disregarding fractions of shares, to the extent necessary so that the aggregate number of shares covered by all such subscriptions pursuant to this Plan will not exceed the number of shares then available under this Plan.

 5. This Plan shall be submitted for approval by the stockholders of the Company prior to November 30, 1996. Subscriptions shall be subject to the condition that prior to such date this Plan shall be approved by the stockholders of the Company in the manner contemplated by Section 423(b)(2) of the Internal Revenue Code of 1986. If not so approved prior to such date, this Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all persons who shall have subscribed for shares pursuant to this Plan shall be entitled to the prompt refund in cash of all sums withheld from or paid by them pursuant to this Plan and subscriptions hereunder, together with simple interest, also in cash, on the amount of such refund computed from the respective dates of withholding, at the rate of 6% per annum.

 6. Payment of Purchase Price. Except to the extent provided in Sections 8, 9, 10, and 11, the dollar value of shares subscribed for under this Plan shall be paid in equal installments withheld from the subscribing employee's compensation (weekly or semi-monthly, as the case may be) during the period of 12 consecutive calendar months commencing after the applicable Grant Date.

 In the event of a change in an employee's payment schedule, an appropriate change shall be made in the schedule of installments to be withheld so that the portion of the purchase price not theretofore withheld will be withheld in equal installments over the remainder of such 12 month period. No amount shall be withheld or paid after the applicable Exercise Date.

 7. Issuance of Shares; Delivery of Stock Certificates. Shares covered by a subscription agreement entered into pursuant to this Plan shall, except to the extent set forth in Section 9(a) and Section 9(b), be deemed to have been issued and sold on the applicable Exercise Date. Prior to that time, no person shall have any rights as a holder of any shares covered by such a subscription agreement. No adjustment shall be made for dividends or other rights for which the record date is prior to that time except as provided in
Section 12(a). Promptly after the full purchase price shall have been so withheld or paid, the Company shall issue and deliver a stock certificate or certificates therefor. In the event the amount of accumulated payroll deductions is greater than the full purchase price of all shares covered by a subscription agreement, such excess shall be promptly returned in cash (without interest) to the subscribing employee.

 8. Right to Terminate Subscription or to Reduce Number of Shares Subscribed For. (a) Subject to the provisions of Section 4(a), each subscribing employee shall have the right, at any time before the full purchase price of all shares then covered by his subscription agreement shall have been withheld or paid, to terminate his subscription agreement or to reduce the dollar value of his periodic contributions covered by his subscription agreement by notice in writing delivered to the Company.

 (b) A subscribing employee who shall terminate his subscription agreement shall be entitled to request the prompt refund, in cash, of the full amount theretofore withheld from and paid by him pursuant to this Plan and such subscription agreement.

 (c) A subscribing employee who shall reduce the dollar value of his periodic contributions covered by his subscription agreement shall be entitled to receive the number of shares of Common Stock of the Company which can be purchased at the purchase price determined under Section 2.

 (d) A subscribing employee who shall terminate his subscription agreement or reduce the dollar value of his periodic contributions covered by his subscription agreement shall be entitled to participate in future subscriptions.

 9(a). Retirement. If a subscribing employee shall retire from the employ of the Company and be eligible at such time to commence, and actually commences, receiving early or normal retirement benefits from the Company's qualified defined benefit plan covering such employee (if no employer-sponsored qualified defined benefit plan covers the employee, then a qualified defined contribution plan), he shall have, during the period of three months following the date of termination (but in no event after the applicable Exercise Date), the right provided in Section 8(b), and if the Plan shall have been approved by the stockholders of the Company pursuant to
Section 5 prior to the expiration of such three month period, the additional right to receive the number of whole shares which can be purchased at the purchase price on the Grant Date determined under Section 2(i) with the full amount theretofore withheld from and paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash). Such shares shall be delivered to the employee within a reasonable period of time after the employee has notified the Company of his election to exercise this right. Any such retired employee who shall not make a timely election to exercise the foregoing rights shall be deemed to have elected to receive cash in an amount equal to the full amount theretofore withheld pursuant to his subscription agreement.

 9(b). Death or Disability. In the event of the death or disability of a subscribing employee prior to an applicable Exercise Date, the disabled employee or the personal representative of the decedent, as the case may be, shall have the rights provided or referred to in Section 9(a). Any such disabled employee or personal representative who shall not make a timely election to exercise such rights shall be deemed to have elected to exercise the right to receive cash as described in Section 9(a). For purposes of this subsection (b), a subscribing employee shall be deemed "disabled" if the employee would be "disabled" pursuant to the standards set forth in the Georgia Gulf Corporation Salaried Long-Term Disability Plan whether or not he or she is covered under that plan.

 9(c). Termination of Employment Other Than by Reason of Retirement, Death or Disability. In the event of the voluntary or involuntary termination of employment with the Company of a subscribing employee other than by reason of retirement, death or disability prior to an applicable Exercise Date, the employee shall be entitled only to the prompt refund, in cash, of the full amount theretofore withheld from and paid by him pursuant to this Plan (without interest on such cash).

 10.     Temporary Layoff and Authorized Leave of Absence.
(a) Installment payments shall be suspended during a period of inactive service due to temporary layoff or authorized leave of absence without pay. If the subscribing employee shall return to active service prior to an applicable Exercise Date, installment payments shall be commenced or resumed, and he shall be entitled to elect, within 10 days after return to active service but in no event after the applicable Exercise Date, either (i) to make up the deficiency in his account by an immediate lump sum cash payment equal to the aggregate of the installments which would have been withheld had he not been absent, or (ii) to have future installments uniformly increased (to the maximum possible extent) to adjust for such deficiency, or (iii) not to make up such deficiency and to reduce the dollar value of shares covered by his subscription agreement. An employee who does not make a timely election pursuant to this Section 10(a) shall be deemed to have elected the alternative described in clause (iii) hereof.

 (b) For the purpose of this Plan, a subscribing employee shall be deemed to be terminated from his or her employment with the Company if such layoff or leave of absence exceeds a period of 90 consecutive days and such employee does not have a guaranteed right to reemployment either by statute or contract, and, in such case, such employee shall have, effective as of the expiration of such 90-day period, only those rights provided in Section 9(c) hereof.

 11. Insufficiency of Pay to Permit Withholding of Installment. (a) If in any payroll period, for any reason other than temporary layoff or authorized leave of absence without pay, a subscribing employee shall receive no pay or his pay shall be insufficient (after all other proper deductions) to permit withholding of his installment payment, the employee may make payment of such installment in cash when due.

 (b) In the event of any failure by a subscribing employee to make timely payment in cash of any installment which cannot be withheld because of the circumstances contemplated by Section 11(a), the Company shall mail a notice of deficiency to such employee at his last known business or home address.
If the employee does not make payment in cash of such deficiency within 10 days after the mailing of such notice, such employee shall forfeit his right to make cash payment of installments under Section 11(a).

 12.  Definition of Common Stock; Effect of Certain Transactions.
(a) The term "Common Stock" as used in this Plan refers to shares of the Common Stock of the Company as presently constituted and any shares of Common Stock which may be issued by the Company in exchange for or reclassification thereof. Except as otherwise specifically provided for under Section 12(b), the Board of Directors may make or provide for such adjustments in the purchase price per share and in the number or kind of shares of the Common Stock or other securities covered by outstanding subscription agreements as the Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Employees that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board of Directors, in its discretion, may provide in substitution for any or all rights under outstanding subscription agreements under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all rights so replaced, except that in no event shall the Board of Directors substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Board of Directors may also make or provide for such adjustments in the number of shares specified in Section 2 as the Board of Directors in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 12(a).

 (b) Anything in this Plan or in any subscription agreement entered into pursuant hereto to the contrary notwithstanding (except as provided in Section 13), each subscribing employee shall have the right immediately prior to any merger or consolidation of which the Company is not to be the survivor, or the liquidation or dissolution of the Company, to elect (i) to receive the number of whole shares which can be purchased at the purchase price on the Grant Date determined under Section 2(i) under this Plan with the full amount theretofore withheld from or paid by him pursuant to this Plan and his subscription agreement, together with cash in an amount equal to any balance of the amount so withheld and paid (without interest on such cash), (ii) to prepay in cash in a lump sum the unpaid balance of the purchase price covered by his subscription agreement or (iii) to receive a refund, in cash, of the full amount theretofore withheld, together with simple interest, also in cash, on the amount of such refund computed from the respective dates of withholding, at the rate of 6% per annum. The subscription agreement of any subscribing employee who shall not make such an election shall terminate upon such merger, consolidation, liquidation or dissolution and his rights shall be those provided in clause (i) of this Section 12(b), unless the surviving corporation in its absolute and uncontrolled discretion shall offer such subscribing employee the right to purchase its shares in substitution for his rights under such subscription and he shall accept such offer.

 13. Limitation on Right to Purchase. Anything in this Plan to the contrary notwithstanding, (i) no shares may be purchased under this Plan to the extent not permitted by Section 423(b)(8) of the Code, (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to this Plan, after taking into account such person's rights, if any, to purchase Common Stock of the Company under all other stock purchase plans of the Company, the result would be that during the then current calendar year, such person would have become entitled to purchase during such calendar year under this Plan and all such other plans a number of shares of Common Stock which would exceed the maximum number of shares permitted by the provisions of
Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to this Plan shall be reduced by the number which is one more than the number of shares which represents such excess, and (iii) if any person entitled to subscribe for shares hereunder would be deemed for the purposes of Section 423(b)(3) of the Code to own stock (including the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company which are issued and outstanding immediately after the applicable Grant Date, the maximum number of shares which such person shall be entitled to subscribe for on such Grant Date, pursuant to this Plan shall be reduced to that number which, when added to the number of shares of Common Stock of the Company which such person is so deemed to own (excluding the maximum number of shares for which such person would be entitled to subscribe pursuant to the foregoing formula), is one less than such 5%.

 14.  Non-Assignability; Personal Representative of Deceased Employees.
(a) None of the rights of an employee under this Plan or any subscription agreement entered into pursuant thereto shall be transferable by such employee otherwise than by will or the laws of descent and distribution and, during the lifetime of such employee, such rights shall be exercisable only by him. Any such attempted transfer not permitted by this Plan or by the subscription agreements shall be void, and the Company shall treat such transfer as cause for termination of the subscription agreements of the transferor and, if the transferee is then a participant in the Plan, the transferee. Notice of termination shall be effected as provided in paragraph 11(b), and the rights of such transferees and transferors shall be limited the right to the prompt refund, in cash, of the full amounts theretofore withheld and paid by them pursuant to this Plan and their subscription agreements.

 (b) References herein, other than in Section 3, hereof, to employees shall be deemed to include the personal representative of a deceased employee.

 15. Construction; Administration. All questions with respect to the construction and application of the Plan and subscription agreements entered into pursuant thereto and the administration of this Plan shall be settled by the determination of the Board of Directors of the Company or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons.

 16. Notice. Any election or other notice required to be given by a subscribing employee under this Plan shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to the place designated by the Company for delivery of the subscription agreement. If an election is made which requires the payment of a sum of money, such sum shall accompany the written election.

 17. Amendment. The Plan may be amended by the Board of Directors in any way which shall not adversely affect the rights of employees under subscription agreements theretofore entered into pursuant hereto.

                                                                  Exhibit 5

                             December 5, 1995


Georgia Gulf Corporation
400 Perimeter Center Terrace
Suite 595
Atlanta, Georgia  30346

Gentlemen:

 We have served as counsel to Georgia Gulf Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of a proposed offering of up to 800,000 shares (the "Shares") of the Company's Common Stock, $.01 par value, issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

 We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of the Common Stock as we have deemed necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that:

 (1) the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware; and

 (2) the Shares have been duly authorized and, when transferred or issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

 We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,




                                       JONES, DAY, REAVIS & POGUE



                                                                  Exhibit 23.1


                 Consent of Independent Public Accountants


 As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 14, 1995 included or incorporated by reference in Georgia Gulf Corporation's
Form 10-K for the year ended December 31, 1994 and to all references to our Firm included in this registration statement.


                                       ARTHUR ANDERSEN LLP


Atlanta, Georgia
December 4, 1995